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                                                                     Exhibit 4.7

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED, SOLD, PLEDGED OR HYPOTHECATED ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED OR IF THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED.

THIS 8% UNSECURED CONVERTIBLE PROMISSORY NOTE (THIS "NOTE") IS SUBORDINATED TO THE COMPANY'S REPAYMENT OBLIGATIONS TO OXFORD FINANCE CORPORATION. THE TERMS OF REPAYMENT UNDER THIS NOTE SHALL BE SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT AMONG THE COMPANY, OXFORD FINANCE CORPORATION AND THE UNDERSIGNED.

                               ALSIUS CORPORATION,
                            A CALIFORNIA CORPORATION

                    8% UNSECURED CONVERTIBLE PROMISSORY NOTE

                              DUE DECEMBER 31, 2006

Principal Amount $_________                                       April 13, 2006

     FOR VALUE RECEIVED, ALSIUS CORPORATION, a California corporation (the "Company"), hereby promises to pay to the undersigned holder (the "Holder"), or its registered assigns, the principal amount advanced to the Company hereunder, up to the total principal amount stated above.

     1. (a) Bridge Financing. This 8% Unsecured Convertible Promissory Note (the "Note") is part of a series of notes of like tenor which are being issued by the Company on or about the date hereof in connection with a bridge financing of the Company of up to $6 million (such notes are collectively referred to as the "Bridge Notes"). In the event that, after the initial issuance of the Bridge Notes, the Company elects to increase the bridge financing by issuing additional convertible promissory notes having the same terms as this Note, except for a later issuance date, then the issuance of such additional notes will require the approval of the holders of two-thirds of the principal amount of all Bridge Notes (the "Supermajority Holders") and, after such approval, such notes will also be considered Bridge Notes for purposes hereof. THE RIGHTS OF REPAYMENT OF THE HOLDER OF THIS NOTE AND THE HOLDERS OF ALL OTHER BRIDGE NOTES ARE SUBORDINATED TO THE RIGHT OF OXFORD FINANCE CORPORATION, A LENDER TO THE COMPANY, TO BE REPAID ALL PRINCIPAL, INTEREST, EXPENSES AND OTHER AMOUNTS OWED TO SUCH LENDER, CURRENTLY

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APPROXIMATELY $4.3 MILLION. UNDER SECTION 23 HEREOF, THE HOLDER AGREES TO SIGN A
SUBORDINATION AGREEMENT REASONABLY ACCEPTABLE TO OXFORD FINANCE CORPORATION.

          (b) Maturity; Repayment. Repayment of this Note will be made in lawful money of the United States of America at the address of the Holder set forth on the signature page hereto, or at such other place as the Holder may designate in writing. Unless earlier converted pursuant to Section 2 hereof, the principal advanced hereunder will be due and payable on the earliest to occur of (i) December 31, 2006 (the "Maturity Date"), (ii) an Event of Default (as hereinafter defined) or (iii) the closing of a Sale Transaction. Interest will accrue on the unpaid principal sum at a rate of eight percent (8%) per annum. Prepayment of principal and accrued interest may be made in whole or in part from time to time without penalty only with the consent of the Supermajority Holders, provided that prepayment may only be made on this Note if at the same time prepayment is made on all Bridge Notes, with payment on each Bridge Note made pro rata in proportion to the original principal amount of such Bridge Note relative to the aggregate principal amount of all Bridge Notes.

          (c) Issuance of Promissory Notes or Other Securities with Superior Terms. If, after the date hereof and prior to the earlier of the Maturity Date or the full repayment or conversion of the Bridge Notes, the Company issues additional promissory notes or other securities ("Senior Securities") that provide superior rights to the holders of such Senior Securities than the Bridge Notes, then the Bridge Notes shall be deemed automatically amended, without the need for any action on the part of Company or the Holder, as of the date of the issuance of the Senior Securities to confer such additional rights upon all holders of Bridge Notes. At the written request of the Supermajority Holders, the Company will exchange the Bridge Notes for amended and restated Bridge Notes or such other documents as are necessary to evidence the additional rights granted to the holders of Senior Securities.

     2. (a) Automatic Conversion Upon IPO. If, after the date hereof and prior to the earlier of the Maturity Date or the full repayment or conversion of the Bridge Notes, the Company closes an underwritten public offering of its Common Stock (an "IPO"), then the entire principal amount of this Note and accrued interest (calculated through the date that is ten (10) days prior to the closing of the IPO) will be converted automatically, without the need for any action on the part of Company or the Holder, into unregistered shares of Common Stock of the Company concurrently with the closing of the IPO. The number of shares of Common Stock issuable upon conversion of this Note will be calculated by dividing the total of the principal amount of and accrued interest on this Note (calculated through the date set forth above in this Section 2(a)) then outstanding by 80% of the per share public offering price stated on the front cover of the final prospectus for the IPO (before deduction of any underwriting commissions, expenses or other amounts). The Company will give the Holder notice of the intended closing of an IPO, including the public offering price, provided that the failure to give such notice will not affect the automatic conversion of this Note. In order to receive certificates representing the Common Stock, the Holder must cause the original of this Note to be delivered to the Company, or if lost, stolen or destroyed, an affidavit and, if reasonably requested by the Company, a reasonable indemnity as to the lost, stolen or destroyed original of this Note. Then, the Company will cause one or more stock certificates evidencing the Holder's ownership of the number of conversion shares into which the principal amount of, and interest accrued on, this Note has been

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converted to be delivered promptly to the Holder or as directed by the Holder.
From and after the IPO, this Note will represent only the right to receive shares of Common Stock.

          (b) Repayment or Conversion Upon Sale Transaction. If, after the date hereof and prior to the full repayment or conversion of the Bridge Notes, the Company closes a Sale Transaction (as defined below), then the entire principal amount of this Note and accrued interest (calculated through the date that is ten (10) days prior to the closing of the Sale Transaction) shall become immediately due and payable and will be repaid at the closing of such Sale Transaction in an amount equal to 150% of such principal amount and accrued interest (the "Sale Repayment"). The form of repayment of this Note in connection with a Sale Transaction will be in the same form of consideration (i.e., cash and/or stock) as is received by the other shareholders of the Company in the Sale Transaction. The valuation of the acquirer's stock or any other non-cash consideration used to repay the Note, will be made by mutual agreement of the Company and the Supermajority Holders, or absent such agreement, by an experienced professional appraiser selected by mutual agreement of the Company and the Supermajority Holders. The Company will give the Holder prior written notice of its intention to complete a Sale Transaction, stating the principal terms of the transaction; however, the failure to give such notice will not affect the repayment terms of this Note. "Sale Transaction" means (i) any sale of all or substantially all of the assets of the Company, and (ii) any stock purchase, consolidation, merger, exchange or other transaction or series of related transactions pursuant to which holders of the outstanding voting securities of the Company immediately prior to such consolidation, merger, exchange or other transaction or series of transactions fail to hold equity securities representing a majority of the voting power of the Company or surviving entity immediately following such stock purchase, consolidation, merger, exchange or other transaction or series of transactions. A Sale Transaction will not include a change of ownership of the Company (whether or not greater than fifty percent (50%)) that results from the sale of newly issued securities of the Company for cash in a financing or series of related financings. The acquirer in any Sale Transaction may require the Holder to surrender the original of this Note, or if lost, stolen or destroyed, an affidavit and, if reasonably requested by the Company, a reasonable indemnity as to the lost, stolen or destroyed original of this Note, in order to receive the Sale Repayment.

          (c) Conversion at Maturity. If, on or before the Maturity Date, this
Note is not repaid in full and there has not been an IPO or Sale Transaction, then the principal amount of this Note and accrued interest (calculated through the Maturity Date) will be converted automatically on the Maturity Date, without the need for any action by the Company or the Holder, into shares of the Company's current Series F Preferred Stock (the "Series F Preferred Stock"). The number of shares of Series F Preferred Stock issuable upon conversion of this Note will be calculated by dividing the total of the principal amount then outstanding of and accrued interest on this Note (calculated through the Maturity Date) by the current $3.00 price per share of the Series F Preferred Stock (as adjusted for stock splits, consolidations, recapitalizations and the like that may occur after the date hereof). In order to receive certificates representing the Series F Preferred Stock issuable upon conversion of this Note, the Holder must cause the original of this Note to be delivered to the Company, or if lost, stolen or destroyed, an affidavit and, if reasonably requested by the Company, a reasonable indemnity as to the lost, stolen or destroyed original of this Note. Then, the Company will cause one or more stock certificates evidencing the Holder's ownership of the number of conversion shares into which the principal

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amount of, and interest accrued on, this Note has been converted to be delivered promptly to the Holder or as directed by the Holder. From and after the Maturity Date, this Note will represent only the right to receive shares of Series F Preferred Stock.

     3. Default. If any of the following events (hereafter called "Events of Default") occurs:

          (a) If the Company defaults in the payment of any principal or accrued interest due under this Note within fifteen (15) days of the date the same becomes due and payable, whether at maturity or by acceleration or otherwise; or

          (b) If the Company makes a general assignment for the benefit of creditors; or

          (c) If the Company files a voluntary petition in bankruptcy, or becomes insolvent or adjudicated bankrupt, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, or files any answer admitting the material allegation of a petition filed against the Company in such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or the Company commences the winding up or the dissolution or liquidation of the Company; or

          (d) If, within sixty (60) days after a court of competent jurisdiction has entered an order, judgment or decree approving any complaint or petition against the Company seeking reorganization, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, such order, judgment or decree has not been dismissed or stayed pending appeal, or if, within sixty (60) days after the appointment, without the consent or acquiescence of the Company, of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment has not been vacated or stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, such appointment has not been vacated; or

          (e) In the event the Company (i) redeems, purchases or otherwise acquires for value, any share or shares of its equity securities other than shares issued to officers, directors, employees and consultants of the Company pursuant to agreements giving the Company a right or duty to repurchase such shares upon termination of employment with or service to the Company, (ii) declares or pays any dividends on or declares or makes any other distribution (other than a dividend payable on capital stock solely in shares of capital stock) on account of any of its equity securities or sets apart any sum for any such purpose, or (iii) repays any of the Bridge Notes other than a repayment made with the consent of the Supermajority Holders concurrently made on all Bridge Notes, with payment on each Bridge Note made pro rata in proportion to the principal amount of such Bridge Note relative to the aggregate principal amount of all Bridge Notes;

               then, and in each and every such case, the Supermajority Holders, but not any individual holder of Bridge Notes, may by written notice to the Company declare all amounts under this Note and all other Bridge Notes to be forthwith due and payable (except that, in the case of an Event of Default under either Section 3(b), Section 3(c) or Section 3(d) hereof, this Note will become immediately due and payable without notice, and in the case of a default under Section 3(e)(iii) hereof, the Holder of this Note may by written notice declare all amounts under this Note due and payable without needing the approval of the Supermajority Holders) and thereupon the balance will become so due and payable, without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived. The Company will give prompt written notice to the Holder of the occurrence or the approval by the Company or its Board of Directors of any and all of the foregoing events.

     4. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants that:

          (a) Organization, Good Standing, Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, to execute and deliver this Note and the Warrant to be issued in connection with the Bridge Notes (the "Warrant"), to issue and sell the Common Stock, or Series F Preferred Stock, as the case may be, issuable upon conversion of this Note, and the Common Stock issuable upon conversion thereof, and the Common Stock issuable upon exercise of the Warrants (collectively, the "Securities"), and to carry out the provisions of this Note and the Warrant. The Company is qualified to transact business as a foreign corporation and is in good standing under the laws of California and under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the Company.

          (b) Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Note and the Warrant, the performance of all obligations of the Company hereunder and thereunder at the closing of the bridge financing of which this Note is a part (the "Closing") and the authorization, issuance (or reservation for issuance), sale and delivery of the Securities has been taken or will be taken prior to the Closing (except for the authorization of additonal equity needed for the conversion of the Notes, as contemplated by
Section 5(f) hereof), and this Note and the Warrant constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          (c) Capitalization. The authorized capital of the Company consists of:

               (i) Preferred Stock. 11,538,655 shares of Preferred Stock (the "Preferred Stock"), 718 shares of which have been designated Series A Preferred Stock, all of which are currently issued and outstanding; 148 shares of which have been designated Series B Preferred Stock, all of which are currently issued and outstanding; 1,582,546 shares of which have been designated Series C-D Preferred Stock, 1,582,026 shares of which are currently issued and outstanding; 1,422,435 shares of Series E Preferred Stock, all of which are currently issued and outstanding; and 8,532,808 shares of which have been designated Series F Preferred Stock, 8,319,141 shares of which are issued and outstanding.

               (ii) Common Stock. 16,000,000 shares of Common Stock of which 56,984 shares are issued and outstanding. Except for (i) the conversion privileges of the Series A, Series B, Series C-D, Series E and Series F Preferred Stock; (ii) warrants to purchase 414,554 shares of Common Stock;
     (iii) warrants to purchase 116,667 shares of Series F Preferred Stock; (iv) the rights provided in paragraph 2.3 of the Tenth Amended and Restated Investor Rights Agreement, dated September 2, 2004, among the Company, certain investors and other specified holders named therein (the "Investors' Rights Agreement"); (v) rights granted in the Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated September 2, 2004, among the Company, certain investors and other specified holders named therein; and (vi) 1,923,701 shares issuable pursuant to options granted under the Company's stock incentive plans or otherwise. The Company has reserved 2,100,000 shares of its Common Stock for purchase upon exercise of options granted or available for grant under the 2004 Plan. Except as set forth in the Eighth Amended and Restated Articles of Incorporation (the "Restated Articles"), the Investor Rights Agreement and the Shareholders Agreement, dated September 2, 2004, among the Company, certain investors and other specified holders named therein, the Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

               (iii) Securities Law Compliance. The outstanding shares of Common Stock and Preferred Stock have been issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "1933 Act") and any relevant state securities laws or pursuant to valid exemptions therefrom and have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with applicable federal and state securities laws.

          (d) Valid Issuance. The Securities, when issued, sold and delivered in accordance with the terms of this Note and the Warrant for the consideration expressed herein and therein, will be duly and validly issued, fully paid and nonassessable, and will be free and clear of any pledges, liens and encumbrances in favor of the Company and of restrictions on transfer other than restrictions on transfer under this Note, the Warrant and under applicable state and federal securities laws as presently in effect.

          (e) Offering. Subject in part to the truth and accuracy of the Holder's representations set forth in this Note and the Warrant, the offer, sale and issuance of this Note, the Common Stock or Series F Preferred Stock, as the case may be, as contemplated by this Note and the issuance of the Common Stock to be issued upon conversion thereof, the Warrant and the Common Stock issuable upon exercise of the Warrant, are exempt from the registration requirements of the 1933 Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

          (f) Compliance With Other Instruments. The execution, delivery and performance by the Company of this Note and the Warrant, the issuance (or reservation for issuance) of the Securities, and the consummation of the transactions contemplated hereby and thereby will not (i) result in any violation or default of any provision of its Restated Articles or Bylaws, (ii) result in a violation or default in any material respect of any provision of any mortgage, agreement, instrument or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company, or
(iii) constitute, with or without the passage of time or giving of notice, an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

          (g) Reservation of Stock. The Company covenants that in the event this
Note is convertible into Series F Preferred Stock, the Company will use its best efforts to (i) reserve from its authorized and unissued Series F Preferred Stock, and Common Stock issuable upon conversion thereof, a sufficient number of shares to provide for the issuance of Series F Preferred Stock upon the conversion of this Note or (ii) take all necessary steps to amend its Restated Articles to provide sufficient reserves of shares of Series F Preferred Stock issuable upon conversion of this Note, and shares of its Common Stock for issuance on conversion thereof.

          (h) Amendment to Investors' Rights Agreement. Concurrent with the execution and delivery of this Note, the Company and certain of the holders of the Bridge Notes have amended that certain Tenth Amended and Restated Investors' Rights Agreement, dated September 2, 2004, among the Company and the investors named therein (the "Investors' Rights Agreement") to provide that all securities issuable upon conversion of this Note and all securities issuable upon exercise of the Warrants shall constitute "Registrable Securities" for purposes of such agreement.

     5. Representations, Warranties and Covenants of the Holder. The Holder hereby represents and warrants that:

          (a) Authorization. The Holder has full power and authority to enter into this Note, and this Note constitutes the valid and legally binding obligations of the Holder, enforceable in accordance with its terms.

          (b) Purchase Entirely for Own Account. The Securities will be acquired for investment for the Holder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. The Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation in any of the Securities to such person or to any third person.

          (c) Disclosure of Information. The Holder has received all the information the Holder considers necessary or appropriate for deciding whether to purchase the Securities. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering and sale of the Securities.

          (d) Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that the Holder is able to fend for himself and bear the economic risk of its investment, including the complete loss thereof, and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of the investment in the Securities. The Holder acknowledges that the Company currently is seeking investors to participate in a proposed offering of the Company's securities, but there can be no assurances that the Company will find financing on acceptable terms, if at all. The Holder has not been organized for the purpose of acquiring the Securities.

          (e) Accredited Investor. The Holder understands the definition of, and represents that the Holder is, an "accredited investor" as defined in Rule 501 of Regulation D, as presently in effect, promulgated under the 1933 Act.

          (f) Covenant of the Holder. The Holder agrees to execute and deliver such documents and agreements and to vote either at a meeting of shareholders or by written consent as may be reasonably requested from time to time by the Company to carry out the obligations hereunder and under the Warrant, including, but not limited to, all shareholder consents required in its capacity as a Holder to increase the number of authorized shares of Series F Preferred Stock and/or Common Stock.

     6. Restricted Securities. The Holder understands that the Securities that the Holder is purchasing are characterized as "restricted securities" under the federal securities laws, inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Holder is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Holder understands Rule 144 is not currently available for the sale of the Securities and may never be so available.

     7. Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities (other than the valid exercise or conversion thereof in accordance with their respective terms) unless and until:

          (a) There is then in effect a registration statement under the 1933 Act covering such proposed disposition, and such disposition is made in accordance with such registration statement; or if requested by the Company, the Holder has furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the 1933 Act.

          (b) Notwithstanding the foregoing, no investment representation letter or opinion of counsel will be required for any transfer of Securities (i) in compliance with Rule 144 or Rule 144A of the 1933 Act, (ii) by gift, will or intestate succession by the Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing or (iii) pursuant to a transfer to any partner, former partner, affiliate, member or equity holder of the Holder or the estate of any such partner, former partner, affiliate, member or equity holder of the Holder;

provided that, in each of the foregoing cases, the transferee agrees in writing to be subject to the terms of this Note. In addition, if the Holder of any Securities delivers to the Company an unqualified opinion of counsel that no subsequent transfer of such Securities will require registration under the 1933 Act, the Company will, upon such contemplated transfer, promptly deliver new documents/certificates for such Securities that do not bear the legend set forth in Section 8(a) hereof.

     8. Legends. It is understood that the certificates evidencing the Securities may bear one or more of the following legends:

          (a) The following legend under the 1933 Act:

     "THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED, SOLD, PLEDGED OR HYPOTHECATED ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED OR IF THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED."

          (b) Any legend required by state securities laws.

               The Company agrees to remove promptly, upon the request of the Holder of Securities issued upon conversion of this Note, the legend set forth in Section 8(a) hereof from the documents/certificates for such Securities upon full compliance with this Note, Rules 144 and 145 under the 1933 Act and any other applicable provisions of the 1933 Act.

     9. Market Stand-Off Agreement. The Holder agrees to be bound by the market stand-off agreement set forth in the Company's Investors' Rights Agreement, as the same may be amended from time to time.

     10. Assignment. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. Any transfer of this Note will be effected only by surrender of this Note to the Company and reissuance of a new note to the transferee. The Holder and any subsequent holder(s) of this Note receive this Note subject to the foregoing items and conditions, and agree to comply with the foregoing terms and conditions for the benefit of the Company and any other holders.

     11. Expenses. Irrespective of whether the Closing is effected, the Company and the Holder will be solely responsible for paying its own costs and expenses with respect to the negotiation, execution, delivery and performance of this Note and the Warrant; provided, however, that the Company agrees to pay reasonable fees and expenses of one counsel to all holders of Bridge Notes actually incurred.

     12. Notices. Any notice, request or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given (i) when received, if personally delivered, faxed, sent by nationally recognized courier or U.S. Mail return-receipt requested, or (ii) on the third business day after deposit in the U.S. Mail, if sent by first-class mail, in any such case to the address of the Holder set forth on the signature page hereto and to the Company at Alsius Corporation, 15770 Laguna Canyon Road, Suite 150, Irvine, California 92619, Attention: President. Any party hereto may by notice so given change its address for future notice hereunder.

     13. No Shareholder Rights. Nothing contained in this Note will be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends will be payable or accrued in respect of this Note or the capital stock obtainable hereunder until, and only to the extent that, this Note will have been converted.

     14. Note Register. This Note is transferable only upon the books of the Company which it will cause to be maintained for such purpose. The Company may treat the registered holder of this Note as he, she or it appears on the Company's books at any time as the Holder for all purposes.

     15. Loss, Etc., of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to the Company if lost, stolen or destroyed, and upon surrender and cancellation of this Note if mutilated, the Company will execute and deliver to the Holder a new note of like date, tenor and denomination.

     16. Amendment, Waiver, Etc. The terms of this Note may be amended or waived only upon the written agreement of the Company and the Holder; provided, however, that the terms of this Note and all of the Bridge Notes may be amended or waived upon the written agreement of the Company and the Supermajority Holders, whether or not the Holder of this Note agrees thereto, as long as such amendment or waiver is the same for all Bridge Notes. Any such amendment or waiver agreed upon by the Company and the Supermajority Holders will be binding on the holders of all Bridge Notes. Amendments or waivers to which the Company and the Supermajority Holders may agree, and which will be binding on holders of all Bridge Notes, include, but are not limited to, (i) extending the maturity date, (ii) converting principal and accrued interest on the Bridge Notes in whole or in part into equity securities of the Company, whether or not an IPO has occurred, or (iii) changing the terms of repayment of the Bridge Notes upon a Sale Transaction, including reducing the premium payable; provided, however, that no amendment to the Bridge Notes shall be effective if such amendment violates any of the terms of the Subordination Agreement (as hereinafter defined).

     17. Heading; References. All headings used herein are used for convenience only and will not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

     18. Governing Law. This Note will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions.

     19. Severability. If any provision or set of provisions of this Note (or any portion thereof) is held by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatever: (a) such provision will be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision and such modified provision will be reduced to a writing and signed by the parties hereto; (b) the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Note will be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable.

     20. Miscellaneous. The Company hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. If an action is brought for collection under this Note, the Company will pay all costs of collection actually incurred by a representative of the holders of a majority of the principal amount of all Bridge Notes (the "Majority Holders"), including, but not limited to, the reasonable attorneys' fees of a single counsel for all holders of Bridge Notes selected by the Majority Holders.

     21. Warrant. As additional consideration for the issuance of this Note, the Holder will receive the warrant attached hereto as Exhibit A.

     22. Effect of Amendment or Waiver. Each Holder acknowledges that, by the operation of Section 16 hereof, less than all of the Holders of Bridge Notes (or such transferees of Bridge Notes) may effect an amendment or waiver of provisions of the Bridge Notes and may therefore diminish or eliminate rights of such Holder under this Note even though such Holder has not consented to the amendment or waiver.

     23. Oxford Subordination. The Holder agrees to sign such reasonable subordination agreement (the "Subordination Agreement") as is required by Oxford Finance Corporation and is reasonably acceptable to the Supermajority Holders, to memorialize the subordination by the holders of Bridge Notes of their right to be repaid to the repayment rights of Oxford Finance Corporation under its loan agreements with the Company.

                         [Signatures on Following Page]

     IN WITNESS WHEREOF, the undersigned have caused this 8% Unsecured Convertible Promissory Note to be executed by the undersigned as of the date first set forth above.

                                        ALSIUS CORPORATION,
                                        a California corporation


                                        By:
                                            ------------------------------------
                                            William J. Worthen
                                            President and Chief
                                            Executive Officer


                                        HOLDER:

                                        [INVESTOR]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Address:
                                                 -------------------------------
                                        Fax:
                                             -----------------------------------
                                        Phone:
                                               ---------------------------------

                             SUBORDINATION AGREEMENT

     This Subordination Agreement (this "Agreement") is made as of April 13, 2006, among each of the holders of those certain 8% Unsecured Convertible Promissory Notes listed on the attached Exhibit A ("Creditor"), Oxford Finance Corporation ("Bank") and Alsius Corporation ("Borrower").

                                    Recitals

     B. Borrower has requested and/or obtained certain loans or other credit accommodations from Bank, which are or may be from time to time secured by assets and property of Borrower.

     C. Creditor intends to extend 8% unsecured convertible bridge financing to Borrower.

     D. In order to comply with the terms and conditions of Bank's Master Security Agreement No. 5051091 between Borrower and Bank and dated as of July 31, 2005, as amended from time to time in the manner set forth in Section 8 ("Loan Agreement"), Creditor is willing to subordinate: (i) all of Borrower's indebtedness and obligations to Creditor that will be issued as of April __, 2006 and evidenced by those certain "8% Unsecured Convertible Promissory Notes" (the "Subordinated Debt") to all of Borrower's indebtedness and obligations to Bank under the Loan Agreement; and (ii) all of Creditor's security interests, if any, to all of Bank's security interests in the Borrower's property.

     E. Bank's consent to the Subordinated Debt, as is required under the Loan Agreement, shall be conditioned upon each holder of Subordinated Debt signing this Agreement.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1. Creditor subordinates to Bank any security interest or lien that Creditor may have in any property of Borrower. Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Bank, the security interest of Bank in the Collateral, as defined in the Loan Agreement between Borrower and Bank, shall at all times be prior to the security interest of Creditor.

     2. All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Bank under the Loan Agreement (the "Senior Debt"), together with all costs of collecting such obligations (including attorneys' fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding.

     3. Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Collateral, nor will Creditor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, for so long as any portion of the Senior Debt remains outstanding. Notwithstanding the foregoing, Creditor shall be entitled to convert the

Subordinated Debt into equity securities of Borrower pursuant to the terms of the Subordinated Debt.

     4. Subject to Section 3 hereof, Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

     5. In the event of Borrower's insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors ("Insolvency Event"), these provisions shall remain in full force and effect, and Bank's claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

     6. For so long as any of the Senior Debt remains unpaid, Creditor irrevocably appoints Bank as Creditor's attorney-in-fact, and grants to Bank a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank, for the use and benefit of Bank, with written notice to Creditor, to perform at Bank's option the following act in any bankruptcy, insolvency or similar proceeding involving Borrower:

          (a) To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Bank elects, in its sole discretion, to file such claim or claims.

     7. Creditor agrees that it will not take any action in any proceeding related to an Insolvency Event inconsistent with the terms and conditions of this Agreement, including the payment subordination provisions contained herein. Creditor further agrees to promptly take such action as Bank may reasonably request in furtherance thereof, including filing of claims or voting of claims in any such proceeding related to an Insolvency Event in such manner as reasonably directed by Bank to effectuate this Agreement.

     8. Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower. By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

     9. This Agreement shall remain effective for so long as Borrower owes any amounts to Bank under the Loan Agreement. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder, but only up to the amount still owed to Bank under the Senior Debt. At any time without notice to Creditor, Bank may take actions it considers appropriate on the Senior Debt such as terminating advances, increasing the principal, extending the time of payment, increasing interest rates, renewing, compromising or otherwise amending any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No action or inaction will impair or otherwise affect Bank's rights under this Agreement. No such action or inaction shall impair or otherwise affect Bank's rights hereunder.

     10. This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Bank. This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower or any other party. Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if Bank makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

     11. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     12. Virginia law shall govern this Agreement without giving effect to conflicts of laws principles thereof. Creditor and Bank submit to the exclusive jurisdiction of the State and Federal courts in the Commonwealth of Virginia. CREDITOR AND BANK EACH WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION FROM THIS AGREEMENT.

     13. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by the holders of two-thirds of the principal amount of all holders of Subordinated Debt and Bank.

     14. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys' fees, incurred in such action.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        OXFORD FINANCE CORPORATION ("Bank")


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        ALSIUS CORPORATION ("Borrower")


                                        ----------------------------------------
                                        William J. Worthen
                                        President and Chief Financial Officer

                                   "Creditor":

                                    Exhibit A

                                List of Creditors